Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®	Investor Relations
David Eisenhaure	Dave Gentry/Jeff Wadley
Chief Executive Officer	Aurelius Consulting Group
617-897-2400	407-644-4256
www.runonideas.com
info@AURCG.com

SATCON APPOINTS DAVID E. O’NEIL VICE PRESIDENT OF FINANCE AND TREASURER

Boston, MA – February 14, 2005 – SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of electronic power control systems, today announced that it has appointed David E. O’Neil as Vice President of Finance and Treasurer, effective March 1, 2005. Dave O’Neil joined SatCon in February of 2002 as Controller of the Electronics Division. In November of 2002 he was promoted to Vice President and General Manager of that Division. As such, he has provided the strategic and tactical leadership to enable the management team to turn the Electronics Division into a profitable operating unit.  Mr. O’Neil holds a BS in Accounting from Bentley College, and an MBA from Suffolk University.

Prior to joining SatCon, Mr. O’Neil’s career spanned over 29 years at Polaroid Corporation, with the past 15 years in executive level positions in the Controller and Purchasing functions.  As Division Vice President and Group Controller of Global Sales and Marketing, he led a multi-cultural financial organization in restructuring the efforts required to support the Sales and Marketing teams. Dave also served as Division Vice President of Purchasing where he provided strategic direction and tactical leadership for the procurement of over a billion dollars worth of materials and services for multiple global manufacturing and marketing locations. He also led a cross functional team to reorganize Purchasing into commodity focused teams which resulted in annual cost reductions of over $20 million.  In addition, he reduced the annual working capital needs by over $20 million per year for three consecutive years by implementing and managing a series of metrics. As Group Controller for Global Manufacturing and Logistics, he successfully led the efforts to reduce manufacturing costs by 3% annually for five years in a row.

“We think Dave will be a strong member of the management team in this new position,” said David Eisenhaure, SatCon Chairman and Chief Executive Officer.  “Dave’s knowledge of performance management reporting and metrics, along with his skills in financial analysis, Balance Sheet management and team building are his greatest strengths.  His first three years at SatCon have shown that he brings a wealth of experience and a collaborative style to the workplace and his appointment to the position of vice president of finance should be a seamless transition for the company.”

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power control systems for critical military systems, alternative energy and high-reliability industrial automation applications.  Products include inverter electronics from 5 kilowatts to 5 megawatts, power switches, and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics, high-efficiency machines and control systems for a variety of defense applications with the strategy of transitioning those technologies into multiyear production programs.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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